Exhibit 99.2

Wells Real Estate Fund I Fact Sheet

DATA AS OF MARCH 31, 2006

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 3/31/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE		DISPOSITION PRICE		ALLOCATED NET SALE PROCEEDS
Black Oak Plaza	73%	100%	12/31/86	$4,562,689	N/A		N/A		N/A
Cherokee Commons	SOLD	SOLD	6/9/87	$8,907,596	10/1/01		$8,660,000		$2,126,109
Crowe’s Crossing	SOLD	SOLD	12/31/86	$8,917,841	1/11/01		$6,785,000		$6,486,652
Heritage Place – Office	49%	52%	9/4/86	$8,199,973	N/A		N/A		N/A
Heritage Place – Retail	SOLD	SOLD	9/4/86	$3,025,896	4/7/03		$3,400,000		$1,665,121
Paces Pavilion	90%	100%**	12/27/85	$4,825,219	N/A		N/A		N/A
Peachtree Place	SOLD	SOLD	4/9/85	$1,682,418	8/31/00 & 6/18/04	***	$1,802,915	***	$1,491,521	***
WEIGHTED AVERAGE	71%

*	The Acquisition Price does not include the upfront sales charge.
**	Fund I owns a 100% Condominium Interest in 30,810 square feet of this 101,224-square-foot building.
***	This asset was sold in two transactions. The Disposition Price and Allocated Net Sale Proceeds reflect the combination of the two sales.

FUND FEATURES

OFFERING DATES	September 1984 – September 1986

PRICE PER UNIT	$250

A/B STRUCTURE	A’s – Cash available for distribution up to 9% B’s – Net loss until basis reaches zero + Cash available for distribution over first 9%, up to 9%

A/B RATIO AT CLOSE OF OFFERING	Approximately 70% to 30%

AMOUNT RAISED	$35,321,000

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund I is in the disposition-and-liquidation phase of its life cycle. We have sold three assets and a portion of Heritage Place, and the Heritage Place – Office asset is under contract for sale, although there is no guarantee that the sale will close. We are continuing the disposition process, marketing both the Paces Pavilion and Black Oak properties for sale. We also continue to aggressively pursue leasing opportunities that will increase occupancy at each remaining property and that we believe will result in a better sale price for our investors.

The General Partners are currently reserving operating cash flows in order to fund any additional legal costs in connection with the litigation (please refer to the latest SEC filings on our Web site at www.wellsref.com for a complete description of these proceedings) and lease-up costs anticipated with increasing occupancy at Black Oak Plaza and the remaining office portion of Heritage Place, should the proposed sale not close. Once the outcome of the re-leasing and disposition efforts is known, the General Partners will evaluate when further distributions of net sale proceeds are appropriate.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund I Fact Sheet

DATA AS OF MARCH 31, 2006

Property Summary

•	The Black Oak Plaza shopping center is approximately 73% leased, and leasing efforts at the center continue. This asset is also being marketed for sale.

•	The Cherokee Commons property was sold in 2001, with $2,126,109 in net sale proceeds allocated to Fund I. Of these proceeds, $23,331 has been used to pay property management fees that had accrued since 1987. Approximately $994,434 was distributed to the limited partners in August 2005. The remaining proceeds are being reserved for anticipated capital needs at the remaining properties in the Fund as well as legal costs associated with Fund litigation.

•	The Crowe’s Crossing property was sold in 2001, with $6,486,652 in net sale proceeds allocated to the Fund. Of these proceeds, $1,481,087 has been used to pay property management fees that had accrued since 1987. The remaining proceeds were distributed to the limited partners in August 2005.

•	Heritage Place originally included both an office component and a retail shopping center. The retail center, which represented approximately 30% of the premises, was sold in 2003, with $1,665,121 in net sale proceeds allocated to the Fund. Of these proceeds, $266,967 was used to pay property management fees that had accrued since 1987. The remaining $1,398,155 is being reserved to fund anticipated capital needs at the remaining properties in the Fund as well as legal costs associated with Fund litigation. The office component at Heritage Place is currently 49% leased, and as noted previously, this asset is currently under contract for sale.

•	The Paces Pavilion building continues to operate at an approximate 90% occupancy level. We also are marketing this asset for sale.

•	The Peachtree Place property originally included two buildings. One building was sold in 2000. The remaining building sale was closed in June 2004. Net sale proceeds allocated to the Fund totaled $1,491,521, and $886,895 of these proceeds was used to pay property management fees that had accrued since 1987. The remaining proceeds are being reserved for anticipated capital needs at the remaining properties in the Fund as well as legal costs associated with Fund litigation.

Legal Proceedings

Please refer to Fund I’s most recent SEC filings for a complete description of these proceedings.

For a more detailed annual financial report, please refer to

Fund I’s most recent 10-K filing, which can be found

on the Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
PER “A” UNIT	$250	$223.69	N/A	$60.17	$151.00
PER “B” UNIT	$250	N/A	247.22	$2.23	$11.12

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in 2005 Form 10-K for this partnership.

ANNUALIZED YIELD — PER “A” UNIT AT $250 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2006	Reserved	—	—	—	—
2005	Reserved	Reserved	Reserved	Reserved	0.00%
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	4.00%	Reserved	Reserved	Reserved	1.00%
2002	4.00%	4.00%	4.00%	4.00%	4.00%
2001	4.25%	4.00%	4.00%	4.00%	4.06%
2000	5.00%	5.64%	6.00%	6.00%	5.66%
1999	Reserved	Reserved	5.19%	5.25%	2.61%
1998	Reserved	Reserved	Reserved	Reserved	0.00%
1997	4.53%	5.00%	5.00%	2.83%	4.34%
1996	5.66%	5.42%	4.87%	4.72%	5.17%
1995	7.05%	6.78%	6.97%	6.54%	6.83%
1994	4.54%	3.66%	5.48%	7.30%	5.24%

TAX PASSIVE LOSSES — PER “B” UNIT AT $250 OFFERING PRICE

2005		2004	2003	2002	2001	2000
-1.01	%*	0.04%	0.00%	0.00%	3.82%	5.80%

*	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFCTPROQ1-06LP06-04 (2157)	© 2006 Wells Real Estate Funds